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                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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                                                            Thirteen
                                                           Weeks Ended
                                                  ---------------------------
                                                     March 25,      March 27,
                                                        2000            1999
                                                  ---------------------------


Net income                                        $      8,339   $      7,475
                                                  ============   ============

Average number of common shares
    outstanding                                          9,169         10,368

  Plus: Incremental shares from
    assumed exercise of stock
    options                                                202            123
                                                  ------------   ------------
Average number of common shares
    and common share equivalents
    outstanding                                          9,371         10,491
                                                  ============   ============


Diluted earnings per share                        $       0.89   $       0.71
                                                  ============   ============



                                      20
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